EXHIBIT 10(y)
The registrant has requested confidential treatment with regard to portions of this exhibit. This exhibit omits such confidential information (denoted by asterisks) that has been filed separately with the Securities and Exchange Commission.
LICENSE AGREEMENT
THIS LICENSE AGREEMENT (the “Agreement”), is made and entered into as of the 7th day of October 2009 by and between Liz Claiborne, Inc. (referred to herein as “Licensor”), and J. C. Penney Corporation, Inc., its parent, J.C. Penney Company, Inc. and their directly and indirectly wholly owned subsidiaries (referred herein as “Licensee”).
WHEREAS, Licensor is the owner of the “Liz Claiborne”, “Liz & Co.”, “Claiborne”, “and “Concepts By Claiborne” trademarks with various stylized designs, together with the trade dress and the goodwill associated with the such trademarks; and
WHEREAS, Licensor and Licensee desire to enter into this License Agreement with respect to the sale and manufacture of certain merchandise specified herein upon the terms and conditions herein set forth.
NOW, THEREFORE, the parties hereto agree as follows:
1. DEFINITIONS. As used in this Agreement the following terms will mean:
1.1 Trademarks or Marks will mean only the “Liz Claiborne”, “Liz & Co.”, “Claiborne”, and “Concepts By Claiborne” trademarks, with such logomarks and in the type styles and typefaces that are related thereto as of the date hereof, as well as any taglines or phrases associated with or created during the Term that function as trademarks and any of the logos created during the Term.
1.2 Licensed Merchandise, Licensed Goods or Licensed Products will mean merchandise designed by or for Licensor, or subject to Licensor’s prior approval, designed by or for Licensee, which is offered by Licensee by virtue of the authority granted in this Agreement which displays the Trademarks on such products, hang-tags, labels and/or other means of packaging or source identification. Merchandise purchased from Licensor’s Existing Licensees is not Licensed Merchandise for which any royalties are due under this Agreement.
1.3 Product Categories will mean the product categories listed on Exhibit A.

1.4 Territory will mean (i) worldwide only with respect to the manufacture of Licensed Products; and (ii) for the sale, marketing, merchandising, advertising and promotion of Licensed Products (a) retail stores in the United States (including the District of Columbia), and Puerto Rico; and (b) normal distribution territory in the United States (including the District of Columbia) and Puerto Rico for orders received by Licensee’s catalog and electronically enabled commerce, whether currently known or hereafter coming into existence, and those United States military installations throughout the world provided such sales originate in the United States (the “Sales Territory”, with the “Sales Territory” being a subset of the “Territory”). Licensor agrees that on a non-exclusive basis, a de minimus amount, as reasonably determined by Licensor, of sales made through Licensee’s United States based catalog and e-commerce platforms may be shipped to consumers outside of the United States. For the purposes of liquidation, Licensee agrees that Licensee shall not knowingly authorize the sale, resale or transfer of any Licensed Products outside the Sales Territory. Licensee agrees that it will not knowingly authorize the resale or transfer of any Licensed Products to any other retailer, wholesaler, intermediary, or agent of any other person or entity, foreign or domestic, that Licensee knew or should have known had the intent to resell the Licensed Products, without Licensor’s consent, unless all tags, labels or other references to the Licensed Marks have been, or will be before resale, removed or otherwise made illegible and unidentifiable with the Licensed Marks.
1.5 Net Sales shall mean (i) for retail store sales, the actual retail price paid to Licensee by Licensee’s retail customers (not including any sales or other taxes, transportation or handling charge) for all Licensed Products sold, less any discounts, refunds, credits, or returns given by Licensee to its customers; and (ii) for catalog, mail order and e-commerce sales, gross shipments, less free transportation and handling promotional programs, less returns, less an amount not to exceed *** of the actual aggregate retail price paid to Licensee by Licensee’s retail customers that represents customer order adjustments (as distinct from discounts, refunds, credits or returns) for damaged or defective Licensed Products sold to retail customers via Licensee’s catalog, mail order and e-commerce operations (“Customer Order Adjustments”).

1.6 Gross Profit will mean ***
1.7 IP Rights will mean all intellectual and industrial property interests in or to items now or hereafter owned and/or created by or on behalf of Licensor (including by Licensee), other than the Trademarks, whether or not copyrightable or patentable, including, without limitation, patterns, designs and trade dress in and to any products and to any prints, package designs, labels, advertising and other promotional materials, used on or in conjunction with any of the Trademarks or the Licensed Products.
1.8 Concept Sample will mean the prototype sample prepared by Licensee in accordance with the design specifications described in Section 4, including color, concept and design aesthetic.

1.9 Affiliate will mean any entity having any relationship, contract, or arrangement with either party with respect to any matter which affects or is affected by this Agreement wherein this entity has or exercises or has the power to exercise, directly or indirectly, in any manner, control, direction, or restraint of that party or wherein such entity and that party are subject to common or mutual control, direction, or restraint or wherein that party has the power to exercise, directly or indirectly, in any manner, control, direction, or restraint of such entity.
1.10 Contract Year will mean a 12 month period (other than for the First Contract Year), as defined in Section 5.1.
2. GRANT OF LICENSE. Upon the terms and conditions contained in this Agreement, and subject to Section 3, Licensor hereby grants to Licensee, and Licensee hereby accepts, the non-exclusive right and license to use the Trademarks and IP Rights during the Term (i) to sell, market, distribute, advertise, promote and/or otherwise exploit the Licensed Products in the Product Categories in the Sales Territory (the “Sales Territory License”) and (ii) to manufacture and/or have manufactured Licensed Products in the Product Categories worldwide (the “Manufacturing License”); provided that the Sales Territory License (x) will become exclusive on August 1, 2010 (the “Exclusivity Effective Date”) and (y) will not include the right to grant sublicenses to third parties, except to Licensee’s third party contract manufacturers of any Licensed Product. Licensee agrees that, subject to the foregoing clause (y) and Section 12, the Sales Territory License and the Manufacturing License are strictly personal to Licensee.

Licensee and Licensor will devote sufficient financial resources to support their businesses and operations as required hereunder. Licensee will use its reasonable best efforts to develop and maintain a substantial, enduring and expanding business under this Agreement, and to sell a maximum quantity of Licensed Merchandise consistent with the high standards and prestige associated with the Trademarks during the Term of this Agreement and consistent with the terms of this Agreement.
3. EXCLUSIVITY.
(a) Licensor warrants and represents that it will not itself sell, distribute or otherwise exploit, nor license or grant any other person or entity the rights to sell, distribute or otherwise exploit any products bearing (i) the Trademarks; (ii) any mark that comprises, consists of or includes ELIZABETH, LIZ, and/or CLAIBORNE; (iii) or any combination of the foregoing; (iv) any derivative of any of the foregoing; or (iv) any mark confusingly similar to the foregoing in the Sales Territory from the Exclusivity Effective Date and continuing throughout the Term of this Agreement. Notwithstanding the preceding, Licensee acknowledges and agrees that:
(i) the Trademarks are subject to licenses for certain product categories with third parties as indicated on Exhibit C (the “Existing Licenses”) and that Licensee’s rights hereunder do not include rights to the categories of products listed on such Exhibit; ***

***
(ii) Licensor will retain the right to manufacture jewelry products (other than “watches” and “fine jewelry”, defined as jewelry made of precious metals, such as karat gold and .925 silver, jewelry set with genuine or created precious or semiprecious stones or pearls, and in-case watches) bearing any of the Trademarks, provided that Licensor will sell such jewelry products only to Licensee on terms to be agreed to by the parties from time to time. Licensor agrees to notify Licensee of any changes to the current manufacturing structure for jewelry products it manufactures under this subsection.
(b) Furthermore, during the term of this Agreement, Licensor retains the following rights in the Sales Territory:
(i) all rights to the Liz Claiborne New York trademark; provided that Licensor will limit distribution in the Sales Territory to retail sales through Licensor’s retail stores (the “Outlet Stores”) and through QVC, Inc. ***. It is understood that there shall be no limitation on distribution outside of the Sales Territory.
(ii) all rights to the Lizwear trademark; provided that Licensor agrees that distribution of Lizwear will be limited to ***.

(iii) all rights to the LizGolf trademark; provided that Licensor agrees that distribution of LizGolf will be limited to ***; and
(iv) all rights to the Trademarks not otherwise granted under this Agreement.
(v) In addition, Licensee acknowledges that the lenders and certain other secured partners under Licensor’s Amended and Restated Credit Agreement, together with any amendment, modification, replacement, renewal, extension or refinancing thereof (the “Credit Agreement”), have been and may in the future be granted, an irrevocable, royalty-free, non-exclusive license in order for the lenders and such secured parties to exercise their rights in the event of a Licensor default under the Credit Agreement.
4. DESIGN AND PRODUCTION.
4.1 During the Term, Licensor will provide design services to Licensee as provided in this Section 4, and Licensee will only utilize designs provided or approved by Licensor on Licensed Products. Licensor will reasonably adhere to Licensee’s design and sourcing calendar by category and collection by season. A sample calendar is attached as Exhibit D. Design calendars may be updated from time to time upon mutual agreement of the parties, any such updates to be agreed to in adequate time for both parties to comply with such updated calendar.
4.2 Licensee agrees to consider Licensor’s suggestions regarding fabric and trim vendors. Licensee has the final approval regarding which fabric and trim vendor will be utilized, provided that Licensee meets the Licensor’s specifications in the product packages.
4.3 If Licensor provides the product design, Licensor is responsible for providing the design aesthetic, including color, concept, print and pattern, substantially in the form of the product packages in Exhibit E. Beginning on March 1, 2010, or as soon as the parties are reasonably able to meet software and technical requirements, both parties will be responsible for directly utilizing the Flex PLM system, provided Licensee will be responsible for any license fees related to the Flex PLM system incurred by Licensor. Licensor may, from time to time, request that Licensee provide designs. In such event, Licensee will provide such designs for Licensor’s approval, including color, concept, print and pattern.

4.4 ***
4.5 Licensee will provide the Concept Sample and submit to Licensor. Licensor will evaluate the Concept Sample to ensure it meets the design specifications and for initial fit. On the initial fit, Licensor will give feedback as to technical specifications and design aesthetic to bring the Concept Sample in line with the original design aesthetic. If Licensor, in its reasonable discretion, advises Licensee that such Concept Sample materially differs from the design specifications or fit, Licensee will revise and resubmit a Concept Sample.
4.6 Licensee will be responsible for the final approval of color, production and fit, consistent with the design specifications. Licensor will be responsible for the final approval of print strike offs.
4.7 Licensee will provide a final confirmation sample to Licensor before Licensee’s final line turnover.
4.8 Licensor will provide conceptual design for the product packaging in the form of digital camera-ready artwork for the logos. Licensee will create a packaging style guide to be reviewed and mutually agreed upon at the major divisional strategy meetings. Before November 20, 2009, Licensor will review the logos to be utilized with the Trademarks. Such logos should be planned for use for a reasonable period of time. Following the launch of the first seasonal offerings, Licensor will review with Licensee any changes to its Trademark strategy in the Sales Territory, including any logo changes. In such event, both parties will discuss Licensor’s Trademark strategy and the sharing of any expenses related to logo changes. In any event, unless mutually agreed to by the parties, Licensee is not obligated to use any new versions of the Trademarks or logos. Licensee will source all product packaging.

4.9 For samples or designs submitted under this Section 4 from the date of execution through February 28, 2010, Licensor will have ten (10) business days to approve the sample or design, such approval not to be unreasonably withheld. For samples or designs submitted under this Section 4 from March 1, 2010, through July 31, 2010, Licensor will have seven (7) business days to approve the sample or design, such approval not to be unreasonably withheld. For samples or designs submitted under this Section 4 from and after August 1, 2010, Licensor will have five (5) business days to approve the sample or design, such approval not to be unreasonably withheld. If Licensor fails to respond to a request for approval within the agreed time-frame, the sample will be deemed approved.
4.10 Before the start of a design season, Licensee must provide a conceptual merchandise plan that includes a number of styles by category, target cost and SKU count within an item. Licensor will target developing styles at a minimum 2:1 ratio to the number of styles in the conceptual merchandise plan, unless otherwise agreed upon by the parties.
4.11 Licensor agrees to maintain 15-20 full time employees dedicated to design for the Licensed Merchandise. Licensee agrees to maintain a sourcing and product development team for the Licensed Products in Plano, Texas. In Asia, Licensee agrees that the Licensed Merchandise will receive the same type of staffing that Licensee normally affords to its similar private brands.

4.12 A semi-annual review with Senior Product Development and Merchandising Management will be held around the timing of the division strategy meetings as set forth on Exhibit D.
4.13 Licensee acknowledges that, subject to the Purchase Options and the licenses granted under this Agreement, this Agreement does not grant any rights to Licensee with respect to any design independently developed by Licensee or Licensee’s suppliers and used on any Licensed Products. Subject to the Purchase Options, Licensee and Licensor agree and intend that all created works of authorship including, but not limited to, such works comprising or included in Licensed Products, advertising, packaging, and merchandising materials, created by Licensee or other persons or entities and used with the Licensed Mark(s), are Works Made For Hire within the meaning of the United States Copyright Act of 1976 shall be the property of Licensor who shall be entitled, subject to the licenses granted to Licensee under this Agreement, to use and license others to use such works of authorship. To the extent such works of authorship are not Works Made For Hire as defined by the United States Copyright Act of 1976, Licensee shall assign to Licensor copyright in such works of authorship.
5. EFFECTIVE DATE, TERM, TERMINATION, OPTIONS.
5.1 This Agreement shall be effective as of the date first written above and shall extend from such effective date through July 31, 2020, (the “Expiration Date”) equaling 10 Contract Years (defined below), unless earlier terminated as provided below, provided that, unless terminated for default earlier, the first seasonal offering under this Agreement will be the Fall 2010 season and the last seasonal offering will be the Summer season of the last Contract Year. All contract periods referred to in this Agreement shall be 12-month periods, with each Contract Year commencing the first day of Licensee’s fiscal month of August and each Contract Year expiring the last day of Licensee’s fiscal month of July (each such 12 month period a “Contract Year”); provided that the First Contract Year will consist of approximately 20 months, commencing on the date first written above (the “Commencement Date”) and expiring on the last day of Licensee’s fiscal July 2011. Notwithstanding the commencement of this Agreement on the Commencement Date, Licensee’s exclusive rights will not begin until August 1, 2010 (the “Exclusivity Effective Date”).

5.2 Licensee will have the option to terminate this Agreement for convenience prior to the Expiration Date (“Termination Option”). Licensee must exercise the Termination Option, if at all, during the fourth Contract Year, but in no event later than July 31, 2014. If the Licensee exercises the Termination Option, the term of this Agreement will expire at the end of the sixth Contract Year.
5.3 It is the parties’ intention that the Licensee be granted options (the “Purchase Options”) to acquire from Licensor the Option Assets (defined below) on the terms and conditions set forth in this section. However, Licensee understands and acknowledges that pursuant to Licensor’s Credit Agreement, the Option Assets are subject to a first priority lien in favor of the lenders and certain other secured parties thereunder. Moreover, Licensee understands and acknowledges that pursuant to the terms of the Credit Agreement, Licensor must obtain the consent of certain required lenders under the Credit Agreement in order to grant an option (including the Purchase Option) to the Option Assets (the “Lender Consent”). Upon Licensor obtaining the Lender Consent, Licensor will grant to Licensee the Purchase Option, on the terms and subject to the conditions set forth in this Section 5.3. Notwithstanding anything to the contrary contained in this Agreement, a Purchase Option, if granted, may only be exercised by Licensee during an Option Period.

5.3.1 The “Option Assets” shall mean the “Acquired Assets” as defined in the Purchase Agreement attached hereto as Exhibit G (the “Purchase Agreement”).
5.3.2 No later than 30 calendar days before the Year 4 Option Period (as defined below), and the Year 10 Option Period, Licensor will provide Licensee with a then current draft Disclosure Letter (as defined in the Purchase Agreement).
5.3.3 Year Four Purchase Option. During the period ending 10 calendar days after the end of the fourth Contract Year (the “Year 4 Option Period”), Licensee may exercise the Purchase Option.
(a) If Licensee elects to exercise the Year Four Purchase Option, Licensee shall deliver to Licensor, during the Year 4 Option Period and in accordance with the requirements of Section 17.1 hereof, an irrevocable written notice (the “Exercise Notice”) of such exercise, together with two originals of the Purchase Agreement, revised only to reflect the provisions of this Section 5.3.3 and to include a then current Disclosure Letter, duly executed by Licensee. Within 10 calendar days after valid delivery of the Exercise Notice to Licensor by Licensee, Licensor shall date and duly execute the two originals of the Purchase Agreement executed and delivered by Licensee to Licensor and shall deliver to Licensee, in accordance with the requirements of Section 17.1 hereof, one fully executed original of the Purchase Agreement, together with all required exhibits, annexes and disclosure schedules thereto, which thereupon shall become binding on the parties in accordance with its terms (the “Executed Year 4 Purchase Agreement”). Licensor shall not be obligated (i) in connection with Licensee’s exercise of the Year Four Purchase Option, to accept any terms or conditions, or to make any representations, warranties or covenants, regarding the Option Assets or otherwise, that are not set forth in the Purchase Agreement or (ii) to sell the Option Assets to Licensee except in accordance with the terms and conditions set forth in the Executed Year 4 Purchase Agreement.

(b) If Licensee elects to exercise the Year Four Purchase Option, this License Agreement will terminate upon the Closing of the Executed Year 4 Purchase Agreement. If Licensee does not validly exercise the Year Four Purchase Option during the Year 4 Option Period, the Year Four Purchase Option shall terminate, and be of no further force and effect, as of the expiration of the Year 4 Option Period, in which event this Agreement will continue in full force and effect.
(c) If Licensee elects to exercise the Year 4 Purchase Option, the “Purchase Price” (as used in the Purchase Agreement) to be paid by Licensee will be an amount equal to the greater of (i) *** and (ii) *** times the average of the total payments paid or payable by Licensee in respect of the fourth and fifth Contract Years, but not to exceed ***.
(d) If Licensee elects to exercise the Year 4 Purchase Option, the “Closing” (as used in the Purchase Agreement) shall be subject to a closing condition, for the benefit of Licensor, that all Fees in respect of all periods through and including the fifth Contract Year shall have been paid in full.
5.3.4 Change of Control Purchase Option. Licensee may exercise the Purchase Option, following a Change of Control (defined below), during the period of 10 calendar days after the later of Licensee’s receipt of (i) written notice from Licensor of a Change of Control and (ii) Licensor’s Disclosure Letter (the “Change of Control Option Period”).

(a) “Change of Control” shall mean the first occurrence of any of the following:
(i) the sale, in one or a series of related transactions, of all or substantially all of the assets of the Licensor and its subsidiaries, taken as a whole;
(ii) the liquidation or dissolution of the Licensor;
(iii) the acquisition by any person or group (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934) of beneficial ownership of more than 50% of the common stock of Licensor; or
(iv) the Licensor consolidates with, or merges with or into, any person or group (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934), or any person or group (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934), consolidates with, or merger with or into, the Licensor, in any such event pursuant to a transaction in which the outstanding voting stock of the Licensor is converted into or exchanged for cash, securities or other property, other than any such transaction where the voting stock of the Licensor outstanding immediately prior to such transaction is converted into or exchanged for voting stock of the surviving or transferee person constituting a majority of the outstanding shares of such voting stock of such surviving or transferee person immediately after giving effect to such transaction.
(b) If Licensee elects to exercise the Change of Control Purchase Option, Licensee shall deliver to Licensor, during the Change of Control Option Period and in accordance with the requirements of Section 17.1 hereof, the Exercise Notice, together with two originals of the Purchase Agreement, revised only to reflect the provisions of this Section 5.3.4, and to include a then current Disclosure Letter, duly executed by Licensee. Within 10 calendar days after valid delivery of such Exercise Notice to Licensor by Licensee, Licensor shall date and duly execute the two originals of the Purchase Agreement executed and delivered by Licensee to Licensor and shall deliver to Licensee, in accordance with the requirements of Section 17.1 hereof, one fully executed original of the Purchase Agreement, together with all required exhibits, annexes and disclosure schedules thereto, which thereupon shall become binding on the parties in accordance with its terms (the “Executed COC Purchase Agreement”). Licensor shall not be obligated (i) in connection with Licensee’s exercise of the Change of Control Purchase Option, to accept any terms or conditions, or to make any representations, warranties or covenants, regarding the Option Assets or otherwise, that are not set forth in the Purchase Agreement or (ii) to sell the Option Assets to Licensee except in accordance with the terms and conditions set forth in the Executed COC Purchase Agreement.

(c) If Licensee exercises the Change of Control Purchase Option, this License Agreement will terminate upon the Closing of the Executed COC Purchase Agreement. If Licensee does not validly exercise the Change of Control Purchase Option during the Change of Control Option Period, the Change of Control Purchase Option shall terminate, and be of no further force and effect, as of the expiration of the Change of Control Option Period, in which event this Agreement will continue in full force and effect.
(d) If Licensee exercises the change of Control Purchase Option, the “Purchase Price” (as used in the Purchase Agreement) to be paid by Licensee will be the sum of Fees payments due through the Closing of the Executed COC Purchase Agreement plus the amounts shown below:

EXERCISE NOTICE IN CONTRACT YEAR(S)	AMOUNT
***	***
***	***
***	***
***	***
5.3.5 LCNY Purchase Option. Licensee may exercise the Purchase Option during the period of 10 calendar days after the later of (i) *** or (ii) Licensor’s Disclosure Letter (the “LCNY Option Period”).

(a) If Licensee elects to exercise the LCNY Purchase Option (defined in Section 10.2.5), Licensee shall deliver to Licensor, during the LCNY Option Period and in accordance with the requirements of Section 17.1 hereof, the Exercise Notice, together with two originals of the Purchase Agreement, revised only to reflect the provisions of this Section 5.3.5, and to include a then current Disclosure Letter, duly executed by Licensee. Within 10 calendar days after valid delivery of the Exercise Notice to Licensor by Licensee, Licensor shall date and duly execute the two originals of the Purchase Agreement executed and delivered by Licensee to Licensor and shall deliver to Licensee, in accordance with the requirements of Section 17.1 hereof, one fully executed original of the Purchase Agreement, together with all required exhibits, annexes and disclosure schedules thereto, which thereupon shall become binding on the parties in accordance with its terms (the “Executed LCNY Purchase Agreement”). Licensor shall not be obligated (i) in connection with Licensee’s exercise of the LCNY Purchase Option, to accept any terms or conditions, or to make any representations, warranties or covenants, regarding the Option Assets or otherwise, that are not set forth in the Purchase Agreement or (ii) to sell the Option Assets to Licensee except in accordance with the terms and conditions set forth in the Executed LCNY Purchase Agreement.
(b) If Licensee exercises the LCNY Purchase Option, this License Agreement will terminate upon the Closing of the Executed LCNY Purchase Agreement. If Licensee does not validly exercise the LCNY Purchase Option during the LCNY Option Period, the LCNY Purchase Option shall terminate, and be of no further force and effect, as of the expiration of the LCNY Option Period, in which event this License Agreement will continue in full force and effect, unless Licensee exercises, or has exercised, its right to terminate this Agreement.

(c) If Licensee exercises the LCNY Purchase Option, the “Purchase Price” (as used in the Purchase Agreement) to be paid by Licensee will be the sum of Fees payments due through the Closing of the Executed LCNY Purchase Agreement plus the amounts shown below:

EXERCISE NOTICE IN CONTRACT YEAR(S)	AMOUNT
***	***
***	***
***	***
***	***
5.3.6 Year Ten Option. Licensee may exercise the Purchase Option during the period ending 10 calendar days after the end of the ninth Contract Year (“Year 10 Option Period”), together with the Year 4 Option Period, the Change of Control Option Period and the LCNY Option Period, the “Option Periods”).
(a) If Licensee elects to exercise the Year Ten Purchase Option, Licensee shall deliver to Licensor, during the Year 10 Option Period and in accordance with the requirements of Section 17.1 hereof, the Exercise Notice, together with two originals of the Purchase Agreement, revised only to reflect the provisions of this Section 5.3.6, and to include a then current Disclosure Letter, duly executed by Licensee. Within 10 calendar days after valid delivery of the Exercise Notice to Licensor by Licensee, Licensor shall date and duly execute the two originals of the Purchase Agreement executed and delivered by Licensee to Licensor and shall deliver to Licensee, in accordance with the requirements of Section 17.1 hereof, one fully executed original of the Purchase Agreement, together with all required exhibits, annexes and disclosure schedules thereto, which thereupon shall become binding on the parties in accordance with its terms (the “Executed Year 10 Purchase Agreement”). Licensor shall not be obligated (i) in connection with Licensee’s exercise of the Year Ten Purchase Option, to accept any terms or conditions, or to make any representations, warranties or covenants, regarding the Option Assets or otherwise, that are not set forth in the Purchase Agreement or (ii) to sell the Option Assets to Licensee except in accordance with the terms and conditions set forth in the Executed Year 10 Purchase Agreement.

(b) If Licensee exercises the Year Ten Purchase Option, this License Agreement will terminate upon the Closing of the Executed Year 10 Purchase Agreement. If Licensee does not validly exercise the Year Ten Purchase Option during the Year 10 Option Period, the Year 10 Purchase Option shall terminate, and be of no further force and effect, as of the expiration of the Year 10 Option Period, in which event this Agreement will continue in full force and effect.
(c) If Licensee exercises the Year 10 Purchase Option, the “Purchase Price” (as used in the Purchase Agreement) to be paid by Licensee will be ***.
(d) If Licensee exercises the Year 10 Purchase Option, the “Closing” (as used in the Purchase Agreement) shall be subject to a closing condition, for the benefit of Licensor, that all Fees in respect of all periods through and including the tenth Contract Year shall have been paid in full.
5.4 If Licensor has not obtained the Lender Consent by October 8, 2010, the Licensee shall have the right to request by notice delivered under Section 17.1 to renegotiate the terms hereof. If Licensee has made such request and the parties have not reached an agreement on new terms within sixty days from Licensor’s receipt of Licensee’s notice, either party can terminate this Agreement, which shall be the sole and exclusive remedy of Licensee under this Agreement or otherwise against Licensor as a result of the failure to obtain the Lender Consent.

6. RIGHTS ON TERMINATION/EXPIRATION.
(a) Upon the expiration or termination of this Agreement (whether by reason of the expiration of the Term of this Agreement, or by earlier termination of this Agreement as provided hereunder or otherwise, but not including if this Agreement is terminated following Licensee’s exercise of any Purchase Option), all rights herein granted to Licensee shall terminate and revert automatically to Licensor without any payment of consideration of any kind to Licensee, and, subject to Licensee’s rights set forth in Section 6(d), Licensee hereby irrevocably releases and disclaims any right or interest in or to any and all of the foregoing after the effective date of such expiration or termination of this Agreement and neither Licensee nor any of its receivers, representatives, trustees, agents, successors or assigns (by operation of law or otherwise) will have any right to manufacture, exploit, advertise, merchandise, promote, sell, distribute or deal in or with Licensed Merchandise, and Licensee and all of its assignees, successors or assigns (by operation of law or otherwise) will forthwith discontinue all use of the IP Rights, Marks and any derivation, component, variation or simulation thereof, or any mark confusingly similar therewith, and all references thereto or hereto.
(b) Licensee agrees that from the date of expiration or termination of this Agreement (whether by reason of the expiration of the term of this Agreement, or by earlier termination of this Agreement as provided hereunder or otherwise but not including if this Agreement is terminated following Licensee’s exercise of any Purchase Option), Licensee shall not place new orders for Licensed Products to be manufactured.

(c) Following the expiration or termination of this Agreement (whether by reason of the expiration of the term of this Agreement, or by earlier termination of this Agreement as provided hereunder or otherwise but not including if this Agreement is terminated following Licensee’s exercise of any Purchase Option), Licensee will maintain Licensor’s access to systems and information for at least nine months after the termination or expiration.
(d) Following the expiration or termination of this Agreement (whether by reason of the expiration of the term of this Agreement, or by earlier termination of this Agreement as provided hereunder or otherwise, but not including if this Agreement is terminated following Licensee’s exercise of any Purchase Option), Licensee may, on a non-exclusive basis use the Licensed Marks in connection with the sale of Approved Licensed Merchandise for the six (6) month period immediately following the expiration or termination (the “Sell-off Period”) provided Licensee fully complies with the provisions of this Agreement in connection with such disposal. Licensee will be obligated to pay Licensor the sale royalty of *** in respect of all of its sales of Licensed Merchandise during the Sell-off Period.
6.1 Outlet Rights & Obligations. In the event Licensee exercises the Year 4 Purchase Option, Licensor agrees that net sales of products bearing trademarks licensed to Licensor under the Reverse License in the Purchase Agreement through its Outlet Stores (“Outlet Net Sales”) during the period of the sixth Contract Year through the tenth Contract Year shall be subject to payment of a commission to Licensee of ***. Outlet Net Sales shall mean the actual retail price paid to Licensor by Licensor’s retail customers (not including any sales or other taxes, transportation or handling charge) for all products sold under the Reverse License at its Outlet Stores, less any discounts, refunds, credits, or returns given by Licensor to its customers. Licensor agrees to pay Licensee any commissions due under this Subsection 6.1. on a quarterly basis within forty-five (45) days after the end of the fiscal calendar. If payments of such commissions are delayed for any reason, interest will accrue on the unpaid principal amount of such payment at the prime rate (as defined) plus two (2%) percent (the “Default Rate”). The “prime rate” shall be as published from time to time by JP Morgan Chase Bank in New York City, adjusted each January 1 and July 1, to reflect the prime rate in effect at each such date, each such adjusted rate to apply for the six (6) months immediately following such adjustment.

6.2 Notwithstanding any termination or expiration of this Agreement (whether by reason of the expiration of the term of this Agreement, or by earlier termination of this Agreement as provided hereunder or otherwise), the parties will have, and hereby reserve, all the rights and remedies which either party may have, at law or in equity, including with respect to (a) the collection of royalties or other funds payable by the other party pursuant to this Agreement; (b) the enforcement of all rights relating to the establishment, maintenance and protection of the Licensed Mark(s); and (c) damages for breach of this Agreement on the part of the other party.
6.3 Notwithstanding anything to the contrary contained in this Agreement, if this Agreement expires or terminates other than under a Purchase Option, Licensor will have the right to grant licenses with respect to Licensed Merchandise, in the Territory, at any time commencing twelve (12) months prior to the expiration or termination of this Agreement, except that in no event may Licensor or any third party licensee of Licensor ship for sale any Licensed Merchandise until after the effective date of the termination or expiration of this Agreement, and the first collection of Merchandise to be sold thereunder is the collection following the last seasonal collection sold hereunder. Nothing contained herein will be construed to prevent any such third party licensee from showing such Licensed Merchandise and accepting orders therefore prior to the termination hereof.

7. DESIGN SERVICE FEES AND ROYALTIES.
7.1 Payment Periods. Each Contract Year will consist of four quarterly payment periods, with the first quarterly period of each year commencing on the first day of Licensee’s fiscal month of August and the fourth quarterly period ending on the last day of Licensee’s fiscal month of July, with the first quarterly payment period of the first Contract Year commencing on the first day of Licensee’s fiscal month of August 2010 and the last quarterly period of the first Contract Year ending on the last day of Licensee’s fiscal month of July 2011. For each quarterly payment period, Licensor will make a payment that includes a Design Service Fee and a Royalty, as described below (collectively, “Fees”) within forty-five (45) days after the end of each fiscal quarter.
7.2 Design Service Fee. In each Contract Year, Licensee will pay a Design Service Fee of ***, in equal quarterly payments, for the design services performed by Licensor, as described in Section 4 (“Design Service Fee”).
7.3 Royalty. In each Contract Year, Licensee will pay Licensor a Royalty, in quarterly payments consisting of the Sales Royalty plus the Gross Profit Share (“Royalty”).
7.4 Sales Royalty. The Sales Royalty will be an amount equal to:
*** on Net Sales up to the first *** achieved in each Contract Year, then
*** on Net Sales over *** achieved in such Contract Year
***

 ***
7.5 ***
7.6 Guaranteed Minimum Fee. At a minimum, in each Contract Year Licensee will pay to Licensor for such Contract Year a guaranteed minimum royalty and Design Service fee (“Guaranteed Minimum Fee” or “GMF”), as set forth below. Other than the First Contract Year, the GMF for each Contract Year shall be paid in equal quarterly installments (each such amount a “Quarterly GMF”), with each Quarterly GMF payment to be made within forty-five (45) days of the end of each of Licensee’s fiscal quarters for such Contract Year. For the First Contract Year, Licensee shall pay Licensor the amount of *** as part of the First Contract Year’s GMF payment, such amount to be payable within five (5) business days of the Licensor notifying Licensee of the Lender Consent, and the rest of the First Contract Year’s GMF in four equal quarterly installments within forty-five (45) days of the end of each of the Licensee’s fiscal quarters for the First Contract Year. No credit shall be permitted against the GMF paid or payable in respect of any Contract Year on account of GMF or Fee paid or payable in respect of any other Contract Year.

7.7 Excess Royalty. For each quarterly payment period of each Contract Year, Licensee will pay Licensor an excess royalty, which will be the amount by which the Royalty calculated for such quarterly period exceeds the Quarterly GMF. Such payments will be made within forty-five (45) days of the end of such quarterly payment period for such Contract Year (the “Excess Royalty”). Each quarterly Royalty Payment will be adjusted so the year to date sum of Royalty payments within such contract year is equal to the greater of year to date GMF or the total year to date royalty calculated. Notwithstanding the preceding, the parties agree that for purposes of calculating the First Contract Year’s Excess Royalty, in lieu of using such Contract Year’s Annual GMF to calculate excess royalty payment and any true-up, the parties will use the amount of ***.

***
If at any time, Licensor owes Licensee after the Quarterly Royalty calculation, Licensee can apply this credit towards quarterly GMF payments. If Licensor owes Licensee more than quarterly GMF due, than Licensor must pay Licensee within 45 days of the end of Licensee’s fiscal quarterly period.

7.8 Guaranteed Minimum Fee Amounts.
GUARANTEED MINIMUM FEES (GMF)

CONTRACT YEAR	AMOUNT
***	***
***	***
***	***
***	***
***	***
***	***
***	***
***	***
***	***
***	***
***
7.9 If the payment of any Fees is delayed for any reason, interest will accrue on the unpaid principal amount of such payment at the prime rate (as defined) plus two (2%) percent (the “Default Rate”). The “prime rate” shall be as published from time to time by JP Morgan Chase Bank in New York City, adjusted each January 1 and July 1, to reflect the prime rate in effect at each such date, each such adjusted rate to apply for the six (6) months immediately following such adjustment.
7.10 ***

***
8. REPORTS, RECORD KEEPING AND AUDITS.
8.1 Maintenance of Records. The parties shall keep true and accurate books of account and records in accordance with generally accepted accounting principles, consistently applied, covering all transactions relating to this Agreement and the licenses hereby granted or the Reverse License granted in the Purchase Agreement (the “Books and Records”). Such Books and Records shall be maintained for a period sufficient for the other party to perform any audits authorized by this Agreement, such period to consist of at least a 24-month rolling period.
8.2 Quarterly Reports. All quarterly fee payments shall be accompanied by a report (individually, the “Quarterly Report” and collectively, the “Quarterly Reports”) substantially in the form set forth on Exhibit G.
8.3 Audit. Once a year for the prior 24 months only, a party and its duly authorized financial representatives, following the other party’s Chief Financial Officer’s receipt of a notice from the first party’s Chief Financial Officer, will have the right upon reasonable notice and at all reasonable hours during normal business days to examine the Books and Records relevant to the payments of amounts due by the other party under this Agreement or the Purchase Agreement, and all other documents and materials in the possession or under the control of the party being audited that are reasonably related to payment of amounts under this Agreement. Each party will be responsible for its own costs of any such audit. Any undisputed amounts due under this Agreement discovered as a result of such audit will be paid within five (5) business days.
This Section 8 will survive any termination of this Agreement.

9. STANDARDS OF QUALITY / QUALITY CONTROL.
9.1 Standards of Quality. The Licensed Merchandise and any expression by Licensee, directly or indirectly, which by its nature conveys to others the existence of a relationship between Licensee and the Trademarks or the Licensed Merchandise (including, without limitation, all packaging, labeling, fixturing, advertising, point of sale and sales promotion materials and product literature (any such expression is herein referred to as “Trademark Use Materials”) shall be of a quality, style, appearance, distinctiveness and quality which shall be materially consistent with Licensee’s private brand merchandise of a similar price and taste level and shall in all respects (including, without limitation, the manufacture, sale, marketing and advertising) be in accordance with all of the terms and provisions of this Agreement, with all applicable laws, rules and regulations and with any approval decision made by Licensor, shall not materially and adversely affect any rights of ownership of Licensor in the Trademarks and shall not materially derogate or detract from the repute of Licensor or the Trademarks.
9.2 Manufacturing/Sourcing. (a) Licensee shall ensure that each of its suppliers of Licensed Products agrees to the standards set forth in Licensee’s standard purchase contract forms, and Licensee will monitor the performance of its contractors for compliance with such standards, and will enforce such standards, all in the usual manner in which such standards are enforced in regard to other suppliers of Licensee’s private brand merchandise. In addition, with respect to the Licensed Products, Licensee shall (a) require that each of its suppliers (i) post Licensor’s Standards of Engagement in a conspicuous place in such suppliers’ facilities, (ii) complies with Licensor’s Standards of Engagement, as set forth in Exhibit H; and (b) provide Licensor with a copy of its legal compliance survey for each supplier and make available details regarding such survey upon request. Furthermore, Licensor shall have the right to review Licensee’s supplier and manufacturer list. In addition, Licensor shall have the right to inspect, and audit, either directly or through its auditors or the Fair Labor Association or its auditors, such suppliers and manufacturers, and Licensee shall take commercially reasonable efforts to assist in the inspection and auditing of such suppliers and factories. Licensee agrees to cease doing business with any supplier, with respect to Licensed Product, in the event such supplier fails to permit such inspection and audit or fails to comply with Licensee’s standards or Licensor’s Standards of Engagement within sixty (60) days of such failure. All information or documents provided to Licensor under this subsection will be held confidential and will not be used other than to verify compliance with this section. In no instance will this information be shared with Licensor’s sourcing organization.

10. PROTECTION OF TRADEMARKS.
10.1 Acknowledgments and Agreements of Licensee. As a material inducement to Licensor to enter into this Agreement, and as a material part of the consideration to Licensor hereunder, Licensee hereby acknowledges and agrees that:
10.1.1 (i) As between the parties, Licensor owns the Trademarks in the Sales Territory and all rights, registrations, applications and filings with respect to such Trademarks and all renewals and extensions of any such registrations, applications and filings; and (ii) Licensee is acquiring hereby only the right to use the Trademarks for the purpose stated in and pursuant to the terms and conditions of the Agreement.
10.1.2 (i) Great value is placed on the Trademarks, and the goodwill associated therewith; (ii) the Trademarks and the IP rights and all rights therein and goodwill pertaining thereto belong exclusively to Licensor; and (iii) all authorized use of the Trademarks and the IP rights by Licensee shall inure to the benefit of Licensor.

10.1.3 The consuming public and the industry associate the Trademarks with products of consistently high quality.
10.2 Protection of Rights.
10.2.1 Restriction on Use. Licensee shall not use or permit the use of the Trademarks for any purpose or use other than the uses licensed under this Agreement.
10.2.2 General. Licensee shall cooperate fully and in good faith with Licensor, at Licensor’s sole expense, for the purpose of securing and preserving Licensor’s rights in and to the Trademarks and in connection with protecting lenders’ and other secured parties’ rights under the Credit Agreement. Licensee shall cause to appear on and in connection with the Licensed Products and the stores and advertising such reasonable statutory trademark notices and other notices proclaiming and identifying the Trademarks as property of Licensor as Licensor may deem appropriate from time to time.
10.2.3 Registration. Licensee shall, upon reasonable request and at Licensor’s sole expense, supply to Licensor enough specimens of advertisements, tags, labels and other uses of the Trademarks as may be required in connection with any of Licensor’s Trademark applications or registrations in the Territory. Licensee shall execute any instrument Licensor shall reasonably deem necessary or desirable to record or cancel Licensee as a registered user of the Trademarks, it being understood and agreed that Licensee’s right to use the Trademarks in the event that the filing of a registered user application is required or is requested by Licensor shall commence only upon the filing of such registered user application, and shall continue only so long as this Agreement remains in effect.

10.2.4 Customer Complaints. Licensee shall, in connection with its duty to use the Trademarks so as to promote the continuing goodwill thereof, give immediate attention and take any reasonably necessary action, consistent with its customer relations and other policies, to satisfy all legitimate customer complaints brought against Licensee in connection with the Licensed Products. Licensee shall give Licensor immediate written notice of all complaints that might result in legal action between Licensor and any third party.
10.2.5 ***
10.3 Covenants and Agreements of Licensor. As a material inducement to Licensee to enter into this Agreement, Licensor hereby agrees that: (i) subject to the Credit Agreement and the Existing Licenses, as each such Existing License exists as of the effective date of this Agreement, Licensor will not (and shall not permit any third party to) assign, transfer or convey any of the Trademarks or IP Rights or encumber any of the Trademarks or IP Rights in any manner in the Sales Territory, including, without limitation, by way of granting or permitting any Lien (as defined below) on any of the Trademarks or IP

Rights; (ii) Licensor will use commercially reasonable efforts to maintain the standards set forth in the Existing Licenses with respect to the prestige associated with each of the Trademarks; (iii) Licensor will periodically confer with Licensee with respect to the prosecution and maintenance of all applications to register and registrations for any of the Trademarks in the Territory; (iv) upon Licensee’s written request and at Licensee’s cost and expense, Licensor will promptly file application(s) to register any of the Trademarks for goods and/or services for which Licensee intends to use such Trademarks and for which there is not, at the time of such request by Licensee, any pending application or valid and unexpired registration for such Trademarks for such goods and/or services; (v) Licensor will diligently prosecute all applications for registration of any of the Trademarks in the Territory and obtain registrations for such Trademarks in the Territory; (vi) Licensor will maintain in full force and effect all registrations for any Trademarks in the Territory; and (vii) Licensor will pay all applicable fees and make all applicable filings when due with respect to all of the foregoing in clauses (iv), (v) and (vi). For purposes of this Agreement, “Lien” means any charge, claim, pledge, condition, encumbrance, equitable interest, option, security interest, mortgage, right of first refusal, or restriction of any kind, including, without limitation, any restriction on use, transfer, receipt of income or exercise of any other attribute of ownership.
10.4 Additional Covenant and Agreement of the Parties. Neither party will take any action or omit to take any action (and shall not permit any third party to take any action or omit to take any action) that is reasonably likely to tarnish or diminish the reputation or goodwill associated with any of the Trademarks or the IP Rights;

10.5 Enforcement. Each party agrees to reasonably promptly notify the other party in writing of any infringement, dilution or violation of any of the Trademarks in the Sales Territory by any third party of which such party becomes aware (collectively, “Violation”). Licensor will, at its sole cost and expense, promptly take all action the parties mutually deem necessary to abate such Violation. If any such Violation is not completely abated to the parties’ mutual satisfaction within ninety (90) days after Licensor first becomes aware of such Violation, Licensor will, if mutually agreed upon by the parties in their reasonable business judgment, promptly commence, and diligently prosecute, litigation or other appropriate legal proceeding against such third party engaged in such Violation (or reasonably suspected to be engaged in such Violation). As between the parties, Licensor will control the prosecution of any such litigation or proceeding unless otherwise mutually agreed upon by the parties in writing, provided that Licensor will regularly confer with Licensee regarding, and keep Licensee apprised of the current status of, such prosecution and will in good faith consider the comments, suggestions and other input of Licensee and/or its counsel with respect to such prosecution. If Licensor controls such prosecution, the parties agree that Licensee may, at its own expense, retain its own legal counsel to monitor such prosecution. Licensee agrees to reasonably cooperate with Licensor, at Licensor’s expense, in connection with any such litigation or proceeding (including, without limitation, by providing documents and information as may be necessary or helpful in connection therewith). In the event Licensor is awarded any damages or receives any settlement amounts in connection with any such litigation or proceeding, such damages or settlement amounts, as the case may be, shall first be distributed to the parties to reimburse each party for the out-of-pocket costs and expenses incurred by such party in connection with such litigation or proceeding (in the case of Licensee, including, without limitation, the expenses incurred by Licensee to retain its own legal counsel to monitor the prosecution of such litigation or proceeding), and any such damages or settlement amounts, as the case may be, remaining thereafter shall be distributed equally between the parties.

11. EVENTS OF DEFAULT; TERMINATION.
11.1. Each of the following constitutes an event of default under this Agreement:
(a) If Licensee fails to pay any undisputed funds owing to Licensor pursuant to this Agreement as and when due, provided that with respect to the first such failure by Licensee, Licensor will not be entitled to call a default under this Section 11.1(a) until it gives Licensee notice thereof and Licensee fails to cure such default within five business (5) days of such notice; or
(b) if either party institutes proceedings to be adjudicated a voluntary bankrupt or insolvent, or consents to the filing of a bankruptcy proceeding against it, or files a petition or answer seeking reorganization or arrangement under any bankruptcy act or any other similar applicable law of any country, or consents to the appointment of a receiver or liquidator or trustee or assignee in bankruptcy or insolvency for itself, or any of its property, or makes an assignment for the benefit of creditors, or is unable to pay its debts generally as they become due, or shall cease doing business as a going concern, or corporate action is taken by it in furtherance of any of the foregoing purposes; or
(c) if an order, judgment or decree of a court having jurisdiction is entered adjudicating Licensee, a bankrupt or insolvent, or approving, as properly filed, a petition seeking reorganization of Licensee, or of all or a substantial part of its properties or assets under any bankruptcy act or other similar applicable law, as from time to time amended, or appointing a receiver, trustee or liquidator of Licensee, and such order, judgment or decree remains in force, undischarged and unstayed for a period of thirty (30) days, or a judgment or lien for the payment of money in excess of $500,000 which is secured by a security interest in the licensed merchandise is rendered or entered against it and the same remains undischarged or unbonded for a period of thirty (30) days, or any writ or warrant or attachment shall be issued or levied against a substantial part of its property and the same is not released, vacated or bonded within thirty (30) days after issue or levy; or

(d) if Licensee defaults, subject to applicable cure or waiver provisions, on any obligation in excess of $500,000 which is secured by a security interest in Licensed Merchandise; or
(e) if Licensee for any reason completely discontinues the sale of all Licensed Merchandise, or shall liquidate or dissolve; or
(f) if Licensee fails to materially comply with any of the quality requirements set forth herein, subject to the ability to cure such failure within thirty (30) days; or
(g) if either party conducts its business hereunder in a manner which causes the other party to send such party two or more notices of a default under this Section 11.1 in any consecutive 12-month period; or
(h) if Licensee has not begun the bona fide sale of Licensed Merchandise on or before September 2010, unless a delay in such sales has been approved in advance in writing by Licensor; or
(i) if any representation or warranty of either party contained herein is or becomes false or misleading in any material respect, or if either party fails to perform or observe any material term, condition, agreement or covenant in this Agreement on its part to be performed or observed, other than as provided in Paragraphs (a) through (h) of this Section 11.1, and such default is not remedied within thirty (30) days after written notice thereof from the nondefaulting party, unless such default is curable but is not capable of being cured through the defaulting party’s diligent and continuous effort within such thirty (30) day period, and such party immediately commences to cure such default, and thereafter applies its diligent and continuous best efforts to cure such default, and does in fact cure such default within ninety (90) days of the initial notice of default.

11.2 As used in this Agreement, the term “default” shall mean any condition, event or state of facts which, after notice or lapse of time, or both, would be an event of default.
11.3 If any event of default occurs and is continuing, the nondefaulting party may, by written notice to the defaulting party, immediately terminate this Agreement, subject to the cure periods set forth in this Agreement; provided that in the event of default under Sections 11.1(b), (c), (d), (e) (f) or (g), this Agreement will terminate automatically.
12.  ASSIGNMENTS. Neither this Agreement nor any of the rights or duties hereunder may be assigned or otherwise transferred in any way by Licensor, without the prior written consent and agreement of Licensee, which consent shall not be unreasonably withheld; provided, that no consent will be required in connection with any collateral assignment of this Agreement, or the rights hereunder, to the lenders or other secured parties under the Credit Agreement. For the avoidance of doubt, a change in control of Licensor (including any Change of Control) shall not constitute an assignment requiring Licensee’s consent. Neither this Agreement nor any of the rights granted to or obligations undertaken by Licensee hereunder may be transferred, assigned, pledged, sold, mortgaged, sublicensed (except as provided in Section 2) or otherwise hypothecated or disposed of, either directly or indirectly, in whole or in part, by operation of law or otherwise to any third-party without the prior written approval of Licensor, which may be withheld in Licensor’s sole discretion; any attempted transfer shall be null, void, and of no force or effect.

13. INDEMNIFICATIONS.
13.1 Indemnification of Licensor. Licensee shall defend, indemnify and hold Licensor and its affiliates, directors, officers, employees and agents harmless from and against any and all third party liability claims, causes of action, suits damages and expenses (including reasonable attorneys’ fees and expenses) (collectively, “Indemnified Losses”), which Licensor may become liable for, or may incur, or be compelled to pay, by reason of any acts or alleged acts, whether of omission or commission, that may arise under or in connection with this Agreement, in connection with Licensed Merchandise manufactured by or on behalf of Licensee, except to the extent such liability results from a breach of this Agreement by Licensor or from requirements supplied or imposed by Licensor on a Licensed Product.
13.2 Indemnification of Licensee. Licensor shall defend, indemnify and hold Licensee and its affiliates, directors, officers, employees and agents harmless of, from and against Indemnified Losses, which Licensor may become liable for, or may incur, or be compelled to pay, by reason of any claim of any third party with respect to Licensee’s use of the Marks or the IP Rights, including without limitation, Trademark, Trade Dress, copyright or design infringement arising out of the use of Licensee of the Trademarks as authorized in this Agreement, except to the extent such liability results from a breach of this Agreement by Licensee.
13.3 An indemnified party will immediately give notice to the indemnifying party of any claim, action or suit that may give rise to liability under this Section 13, provided that the failure of any indemnified party to provide such notice will not relieve the indemnifying party of its obligations hereunder except to the extent of actual prejudice against an indemnifying party. The indemnifying party will have the option to defend any such claim, action or suit, including the right to select counsel, control the defense, assert counterclaims and crossclaims, bond any lien or judgment, take any appeal and to settle on such terms as it, in its discretion, reasonably deems advisable, provided prior notice of any settlement is given to the indemnified party and such party provides its express prior consent thereto. No settlement of any claim may be effected without the prior written consent of the indemnifying party.

14. WARRANTIES.
Each party represents and warrants to the other that:
14.1 It is authorized to enter into this Agreement; that this Agreement has been duly executed by an authorized signatory of such party and constitutes the valid and binding obligation enforceable in accordance with its terms; that at all times during the term of this Agreement, it shall have the power and authority to perform all of its obligations under this Agreement; and that the execution, delivery, and performance of this Agreement will not violate any agreement or instrument to which it is a party.
14.2 This Agreement has been duly executed and delivered and constitutes a legal, valid and binding obligation enforceable in accordance with its terms;
14.3 Neither the execution and delivery of this Agreement or any of the instruments or agreements herein referred to nor the consummation of any of the transactions contemplated hereby or thereby nor the performance of this Agreement or any of the instruments or agreements herein requires the consent, approval, order or authorization of, or registration with, or the giving of notice to, any third party or any governmental agency, public body or authority, other than any required consent under the Credit Agreement, including the Lender Consent described above.

14.4 Neither the execution and delivery of this Agreement or any of the instruments or agreements referred to nor the consummation of any of the transactions contemplated hereby or thereby nor compliance with any of their respective terms and provisions will contravene any existing federal, state or local law, rule or regulation or any judgement, decree or order or will contravene or result in any breach of, or constitute any default under any agreement or instrument.
15. ADDITIONAL REPRESENTATIONS AND WARRANTIES OF LICENSOR.
Licensor represents and warrants to Licensee that:
15.1 Except as set forth on Exhibit I, as of the date hereof, Licensor exclusively owns all right, title and interest in and to the Trademarks in the Sales Territory. The Trademarks that are registered in the Sales Territory are valid and enforceable.
15.2 Except as set forth on Exhibit I, as of the date hereof, (a) to Licensor’s knowledge, no person or entity is infringing, conflicting with, violating or diluting any of the Trademarks in the Sales Territory in any material respect, and (b) within the three (3) year period prior to the date hereof, Licensor has not provided any written or, to Licensor’s knowledge, unwritten notice or other communication to any person or entity, and no action or proceeding or claim has been asserted by Licensor, alleging that any person or entity is infringing, conflicting with, violating or diluting any of the Trademarks in the Sales Territory.
15.3 Except as set forth on Exhibit I, as of the date hereof, (a) to Licensor’s knowledge, none of the Trademarks or the use, practice or exploitation of any of the Trademarks infringes, conflicts with, violates or dilutes any intellectual property rights owned by any person or entity; (b) within the three (3) year period prior to the date hereof, no written claim, notice or other communication alleging that any of the Trademarks infringes, conflicts with, violates or dilutes any intellectual property rights owned by any person or entity has been served on or otherwise received by Licensor from any person or entity; and (c) there is no claim or action or proceeding pending or threatened against Licensor with respect to any of the Trademarks or the ownership, use, validity or enforceability thereof, other than any non-final determinations of any governmental authority with respect to the Trademarks.

15.4 All necessary registration, maintenance, renewal and other relevant filing fees in connection with any registrations or pending applications for any of the Trademarks have been timely paid, and all necessary documents, certificates and other relevant filings in connection with any registrations or pending applications for any of the Trademarks have been timely filed, with the relevant governmental authorities for the purpose of maintaining the Trademarks and all registrations and applications therefor. No registration obtained by Licensor for any of the Trademarks in the Territory has been cancelled, abandoned or not renewed except where Licensor has, in its reasonable business judgment, decided to cancel, abandon or not renew such registration.
15.5 Licensor makes no representation that the use of the Marks or IP Rights in connection with the Manufacturing License does not or will not infringe or violate the rights of any third party.

16. INSURANCE.
Both parties will maintain from and after the effective date and until the expiration or termination of this Agreement, insurance of the following kinds and amounts, or in the amounts required by law, whichever is greater:
16.1 Worker’s Compensation Insurance. Worker’s Compensation and Employer’s Liability Insurance affording (a) protection under the Worker’s Compensation Law of the state in which work is to be performed, or containing an all-states endorsement; and (b) Employer’s Liability protection subject to a limit of not less than ***.
16.2 General Liability Insurance. Commercial General Liability Insurance written on an occurrence basis in amounts not less than:

Bodily Injury	Property Damage
*** per person	*** per occurrence
*** annual aggregate	*** annual aggregate
This insurance shall include (a) products and completed operations liability coverage; and (b) contractual liability coverage for the liabilities assumed under this Agreement for which such policy applies. The commercial general liability insurance will be written as a primary policy not contributing with any other coverage which a party may carry.
All insurance policies required to be maintained under this Agreement will be procured from insurance companies rated at least A-VIII or better by the then current edition of Best’s Insurance Reports published by A.M. Best Co. Upon request, each party will provide the other party with certificates of insurance evidencing the required coverage concurrently with the execution of this Agreement and upon each renewal of such policies thereafter, including a clause that obligates the insurer to give that party at least thirty (30) days prior written notice of any material change or cancellation of such policies.

If any portion of the obligations of either party covered under this Agreement is subcontracted, Licensee shall require each subcontractor to maintain and furnish satisfactory evidence that such subcontractor has Worker’s Compensation and Employer’s Liability and such other forms and amounts of insurance as Licensor deems reasonably adequate.
So long as Licensee has a net worth in excess of ***, Licensee may self-insure with respect to the insurance coverage described herein as long as Licensee has adopted a bona fide and legally qualified plan of self insurance with respects to such coverage that is sufficient to provide for any losses that occur in connection with Licensee’s obligations covered by this Agreement.
This section shall in no way affect the indemnification, remedy, or warranty provisions set forth in this Agreement.
17. GENERAL PROVISIONS
17.1 Notices. All notices and other communications required or permitted to be given under this Agreement shall be in writing and shall be delivered either by personal service, overnight delivery service, facsimile or by United States mail, registered or certified mail, postage prepaid, return receipt requested, and addressed as follows:
If to Licensor:
Liz Claiborne, Inc.
Attn: Executive Vice President — Partnered Brands
1441 Broadway
New York, NY 10018

With a copy to:

Liz Claiborne, Inc.
Attn: Legal Department
One Claiborne Ave
North Bergen, NJ 07047
If to Licensee:
General Merchandise Manager
responsible for applicable Product Category
J. C. Penney Corporation, Inc.
6501 Legacy Drive
Plano, TX 75024
With a copy to
Legal Department
J. C. Penney Corporation, Inc.
6501 Legacy Drive
Plano, TX 75024
If delivered personally or by overnight delivery service, such notices or other communications shall be deemed delivered upon delivery. If sent by fax, such notice or other communications shall be deemed delivered when received provided that the sender has confirmation of receipt. If sent by United States mail, registered or certified mail, postage prepaid, return receipt requested, such notices or other communications shall be deemed delivered upon delivery or refusal to accept delivery as indicated on the return receipt. Either party may change its address at any time by written notice to the other party as set forth above.
17.2 Entire Agreement. This Agreement sets forth the entire agreement and understanding between the parties with respect to the subject matter hereof and supersedes any and all prior negotiations, discussions and agreements relating to the subject matter hereof. This Agreement may not be orally changed, altered, modified or amended in any respect.

17.3 Successors and Assigns. This Agreement shall be binding upon and shall insure to the benefit of the successors and permitted assigns of the parties.
17.4 Choice of Law and Jury Waiver. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO PRINCIPLES OF CONFLICTS OF LAW THEREOF. EACH PARTY HERETO WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
17.5 Equitable Relief. Each party acknowledges that the other will suffer great and irreparable harm as a result of the breach of any covenant or agreement to be performed or observed under this Agreement other than the covenants to make monetary payments, and, whether such breach occurs before or after the termination of this Agreement, each party acknowledges that the non-breaching party will be entitled to apply for and receive from any court of competent jurisdiction a temporary restraining order, preliminary injunction and permanent injunction, without any necessity of proving damages or any requirement for the posting of a bond or other security, enjoining the breaching party from further breach of this Agreement or further infringement or impairment of Licensor’s rights in and to the Marks. Such relief will be in addition to and not in substitution of any other remedies available to the non-breaching party pursuant to this Agreement or otherwise.
17.6 No Waiver. No waiver by either party, whether express or implied, of any provision of this Agreement or of any breach or default of any party, shall constitute a continuing waiver of such provision or any other provisions of this Agreement, and no such waiver by any party shall prevent such party from acting upon the same or any subsequent breach or default of the other party of the same or any other provision of this Agreement.

17.7 No Joint Venture. Nothing in this Agreement shall create a partnership or joint venture or establish the relationship of principal and agent, franchise and franchiser, or any other relationship of a similar nature between the parties hereto, and neither Licensee nor Licensor shall have the power to obligate or bind the other in any manner whatsoever.
17.8 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
17.9 Authority. Each individual signing on behalf of a party hereto represents and warrants that he or she is authorized to execute this Agreement on behalf of such party.
17.10 Confidential Information. Each party, acting in any capacity, may provide the other with, or allow access to, certain proprietary information not generally known to the public. Such information shall be known as “Confidential Information.” The parties shall not at any time disclose, permit the disclosure of, release, disseminate, or transfer, whether orally or by any other means, any part of the disclosing party’s Confidential Information to any other person or entity, whether corporate, governmental, or individual, without the express written consent of the other party except as required by applicable law or in connection with legal process. However, disclosure is permitted to those persons who are involved in the final contract negotiations between the respective parties. The provisions of this Section shall not apply to any Confidential Information which: (a) at the time disclosed or obtained is in the public domain; (b) after being disclosed or obtained becomes part of the public domain through no act, omission or fault of any party; (c) was in a party’s possession at the time of disclosure or receipt and was not acquired, directly or indirectly, under an obligation of confidence; (d) such party demonstrates that the Confidential Information was received by it from a third party after the time it was disclosed or obtained hereunder and was not acquired by the third party, directly or indirectly, from the party sharing the Confidential Information or from a director, employee, agent or other representative of that party under an obligation of confidence with the other; (e) a party is legally required to disclose. This Section shall continue in full force and effect and any rights or remedies either party may have with respect to the other arising out of the other’s termination of this Agreement for a period of three (3) years.
17.11 Non Disclosure. Other than as may be legally required, neither party shall publicly disclose the existence or terms of this Agreement or its terms without the prior written consent of the other party.
IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

LICENSEE:	J. C. PENNEY CORPORATION, INC., a Delaware corporation

	By:	/s/ Myron E. (Mike) Ullman, III

		Name:	Myron E. (Mike) Ullman, III

		Title:	Chairman and Chief Executive Officer

J. C. PENNEY COMPANY, INC., a Delaware corporation

	By:	/s/ Myron E. (Mike) Ullman, III

		Name:	Myron E. (Mike) Ullman, III

		Title:	Chairman and Chief Executive Officer

LICENSOR:	LIZ CLAIBORNE, INC., a Delaware corporation

	By:	/s/ William L. McComb

		Name:	William L. McComb

		Title:	Chief Executive Officer

EXHIBITS
A. Product Categories
B. ***
C. Existing Licenses
D. Design Calendar
E. Product Packages
F. Purchase Agreement
G. Quarterly Report Samples
H. Standards of Engagement
I. Trademark Disclosure

EXHIBIT A
Product Categories

EXHIBIT A
Product Categories
Set forth below is the list of product categories. This list is subject to the Existing Licenses, as set forth on Schedule 3. No trademark licensed pursuant to the Existing Licenses is included in the product categories below.
Women’s Apparel: Missy, Petites, Women’s, Swimwear, Outerwear, Sleepwear, and Dresses
Accessories (Men & Women): Scarves/Wraps, Cold Weather, Sunglasses, Optical, Belts, Hosiery, Intimates, Watches and Fine Jewelry (defined as defined in License Agreement) Handbags, Small Leather Good’s (SLG’s)
Men’s: Sportswear, Big & Tall, Tailored Clothing, Dress Shirts, Neckwear, Belts, Underwear, Sleepwear, Classification Pants, Denim, Outerwear, Suited Separates, Dress Trousers & Sportcoats
Footwear: Women’s & Men’s
Home & Travel: Bath, Bedding, Window, Tabletop, Floor Covering, Lighting, Furniture & Luggage
Children: Boys & Girls
Cosmetics and Fragrance

EXHIBIT B
***

EXHIBIT C
Existing Licenses

SCHEDULE 3	Product Category	Trademarks	Licensed Categories
1	Men’s Hosiery	Concepts by Claiborne

2	Belts, Cold Weather Accessories (Felt Hats, Leather Gloves, Woven Scarves, Knit Hats, Knit Gloves, Knit Scarves), Soft Accessories (Scarves, Capes, Wraps, Ruanas)	Liz Claiborne,

3	Women’s sleepwear, loungewear, and robes	Liz Claiborne, Liz Claiborne Woman, Liz & Co;

4	Women’s foundations, daywear, underwear, and shapewear sold in intimate apparel or foundations and daywear departments of Department Stores including bras, panties, t-shirts, camisoles, boxer shorts, garter belts, and any other coordinated pieces typically sold in these departments	Liz Claiborne, Liz Claiborne Woman, Liz Claiborne, Liz & Co.

5	cosmetics and fragrance products including cologne, perfume, eau de parfum, and eau de toilette, and scented ancillary products in any form which bear the Licensed Marks, as the case may be. The term “ancillary products” means scented body lotions, bath/shower gels, soaps, powder, deodorant, antiperspirants, suntan lotions, scrubs, body lotions, body soufflés, and body mists to be rubbed, poured, sprinkled or sprayed on, introduced into, or otherwise applied to the human body or any part thereof for cleansing, beautifying, or promoting attractiveness, and any scented candles, sachets, potpourri or home fragrance products that use the same scent properties as those used for colognes, perfumes, eau de parfum or eau de toilette products.	Liz Claiborne, Claiborne for Men,Concepts by Claiborne, Liz & Co

6	Men’s footwear. Licensee shall have a right of first negotiation with respect to boy’s footwear	Claiborne, Concepts by Claiborne

7	Boy’s dress apparel sizes 4-7 and 8-20, as sold as a collection, including suits, suiting separates, i.e. blazers, dress shirts, dress pants (including khakis), sweaters and vests; boys’ apparel, sizes 2T-4T, boys’ apparel sizes 2-3, boys’ school uniforms sizes 4 to 20 and girls’ uniforms sizes 4 to 16x.	Claiborne and Liz Claiborne with respect to girls’ uniform merchandise

8	Men’s suits, suit separates, sport-coats, trousers, vests, other than vests for tuxedos, raincoats, and overcoats characterized as “tailored” clothing; casual pants and slacks	Claiborne and Concepts by Claiborne

SCHEDULE 3	Product Category	Trademarks	Licensed Categories
9	Men’s Dress Shirts	CLAIBORNE, CONCEPTS BY CLAIBORNE

10	Men’s robes, loungewear, pajamas, jog suits, swim suits, boxers, and, on a non-exclusive basis, knit underwear, as sold in main floor classification departments	Claiborne; right of first negotiation with respect to the Concepts by Claiborne trademark;

11	Women’s career, career casual, casual and sport shoes (including sneakers and other vulcanized shoes)	Liz Claiborne, Liz Claiborne New York, Liz & Co.

12	Women’s Socks, Trouser Socks, Tights and Sheers	Liz Claiborne, Liz Claiborne Woman

13	(a) Women’s fashion outerwear and rainwear, which include overcoats and raincoats made of wool, cotton, synthetics, leather, suede and fake fur and (b) men’s fashion outerwear and rainwear, including raincoats and overcoats and outerwear made of cotton, synthetics, suede and leather, excluding dress wool overcoats	LIZ CLAIBORNE, CLAIBORNE, LIZ CLAIBORNE WOMAN, LIZ & CO, CONCEPTS BY CLAIBORNE, LIZWEAR

14	Men’s neckwear,and formal wear, limited to ties, cummerbunds, and pocket squares, and shall not include any other items whatsoever	Claiborne

15	Area rugs, Accent rugs	Liz Claiborne Home

16	Men’s and boy’s neckwear	Concepts by Claiborne

17	Luggage, garment bags, business cases, portfolios, satchels, backpacks, and related travel organizers and accessories, all to be sold only as a separate classification to luggage departments of approved customers	Claiborne, Concepts by Claiborne, Liz & Co. and Liz Claiborne

18	Solid color, woven and print decorative home fabrics / piece goods. Home Decorative Trimmings, including but not limited to cording, brushed fringe, tassel fringe, bail fringe, loop fringe, gimp, borders, rosettes, chair tassels, pillow tassels and cord curtain tie-backs.	Liz Claiborne, Liz Claiborne Collection and Liz Claiborne Home

19	Sunglasses Products, consisting of sunglasses and cases made specifically for sunglasses; and, Optics Products, consisting of ophthalmic eyewear frames which shall include sunglass clips made specifically for such frames and any replacement sunglass clips sold with such frames, non-prescription reading glasses, and eyewear cases made specifically for such eyewear frames.	Claiborne, Liz Claiborne, Concepts by Claiborne, Liz & Co.

20	Men’s belts, jewelry (including cuff links, studs, tie clips, but excluding watches), braces & small leather goods (such as without limitation, wallets, billfolds, trifolds, hipfolds, credit card cases, secretaries, key fobs & agendas) and shall not include any other items whatsoever	Concepts by Claiborne, Claiborne

21	Women’s swimwear, including coordinating cover-ups, sold in swimwear departments only	Liz Claiborne, Liz Claiborne Woman, Liz & Co

EXHIBIT D
Design Calendar
***

EXHIBIT E
Product Packages
***

EXHIBIT F
Purchase Agreement
***

EXHIBIT G
Quarterly Report Samples
***

EXHIBIT H
Standards of Engagement

Standards of Engagement
Liz Claiborne, Inc. and its subsidiaries are committed to producing high quality products at a good value to our consumer. The Company follows the letter and spirit of all applicable laws, and maintains a high standard of business ethics and regard for human rights. Moreover, we require sound business ethics from our suppliers. Suppliers must observe all applicable laws of their country, including laws relating to employment, discrimination, the environment, safety and the apparel and related fields. Suppliers must comply with all applicable United States laws relating to the import of products, including country of origin labeling, product labeling and fabric and product testing. If local or industry practices exceed local legal requirements, the higher standard applies.
Forced Labor. There shall not be any use of forced labor, whether in the form of prison labor, indentured labor, bonded labor or otherwise.
Child Labor. No person shall be employed at an age younger than 15 or younger than the age for completing compulsory education in the country of manufacture where such age is higher than 15.
Harassment or Abuse. Every employee shall be treated with respect and dignity. No employee shall be subject to any physical, sexual, psychological or verbal harassment or abuse.
Nondiscrimination. No person shall be subject to any discrimination in employment, including hiring, salary, benefits, advancement, discipline, termination or retirement, on the basis of gender, race, religion, age, disability, sexual orientation, nationality, political opinion, or social or ethnic origin.
Health and Safety. Employers shall provide a safe and healthy working environment to prevent accidents and injury to health arising out of, linked with or occurring in the course of work as a result of the operation of employer facilities.
Freedom of Association and Collective Bargaining. Employers shall recognize and respect the right of employees to freedom of association and collective bargaining.
Wages and Benefits. Employers recognize that wages are essential to meeting employees’ basic needs. Employers shall pay employees, as a floor, at least the minimum wage required by local law or the prevailing industry wage, whichever is higher, and shall provide legally mandated benefits.
Hours of Work. Except in extraordinary business circumstances, employees shall not be required to work more than the lesser of 60 hours per week or the limits on regular and overtime hours allowed by the law of the country of manufacture. Except in extraordinary circumstances, employees shall be entitled to at least one day off every seven day period.
Overtime Compensation. In addition to their compensation for regular hours of work, employees shall be compensated for overtime hours at such premium rate as is legally required in the country of manufacture or, in those countries where such laws do not exist, at a rate at least equal to their regular hourly compensation rate.
If you believe that these Standards of Engagement are not being upheld or if you have any questions regarding these Standards of Engagement, please contact the Liz Claiborne country manager. Your identity will be kept in confidence.

EXHIBIT I
Trademark Disclosure
***